As filed with the Securities and Exchange Commission on May 17, 2018.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AmerInst Insurance Group, Ltd.

(Exact Name of Registrant as Specified in Its Charter)

Bermuda	98-0207447
(State of incorporation)	(I.R.S. Employer Identification Number)

c/o Citadel Management Bermuda Limited

25 Church Street, Continental Building

P.O. Box HM 1601, Hamilton, Bermuda HM GX

(Address of Principal Executive Offices)

AMERINST INSURANCE GROUP, LTD. 2016 STOCK OPTION PLAN

(Full Title of Plan)

Thomas McMahon Chief Financial Officer and Treasurer c/o Citadel Management Bermuda Limited 25 Church Street, Continental Building P.O. Box HM 1601, Hamilton, Bermuda, HM GX (441) 295-6015	Copy To: Gustav L. Schmidt, Esq. Gunster, Yoakley & Stewart, P.A. 450 E. Las Olas Blvd., Suite 1400 Fort Lauderdale, Florida 33301 Telephone: (954) 462-2000
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “accelerated filer,” “large accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Shares, $1.00 par value per share	100,000 shares(1)	$30.58(2)	$3,058,000	$381

(1)	Represents common shares to be registered under the 2016 Stock Option Plan. Pursuant to Section 416 under the Securities Act of 1933, this Registration Statement also covers an indeterminate number of additional shares of common stock that may become issuable as a result of stock splits, stock dividends, or similar transactions under the anti-dilution provisions of the 2016 Stock Option Plan.
(2)	The Proposed Maximum Offering Price Per Share was determined based on the net book value as of December 31, 2017 in accordance with Rule 457(c) and Rule 457(h)(1).

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registration Information and Employee Plan Annual Information.*

*AmerInst Insurance Group, Ltd. (the “Company”) will send or give to each participant the documents containing the information specified in Part I as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (“Securities Act”). In accordance with the instructions in Part I of Form S-8, such documents will not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission are incorporated herein by reference (other than, in each case, documents or information that is deemed to have been furnished and not filed in accordance with the rules of the Securities and Exchange Commission (the “Commission”)):

(a) the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the Commission on March 30, 2018, including portions incorporated by reference therein to our Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 26, 2018;

(b) the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed with the Commission on May 14, 2018; and

(c) the description of our Common Shares, included in the Company’s Registration Statement on Form 8-A filed with the Commission on November 23, 1999, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (other than, in each case, documents or information that is deemed to have been furnished and not filed in accordance with the rules of the Commission), prior to the filing of a post-effective amendment which indicates that all the securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Under Bermuda law, a company is permitted to indemnify its officers and directors, out of the funds of the company, against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is given in their favor, or in which they are acquitted, or where, under relevant Bermuda legislation, relief from liability is granted to them by the court. The Company’s Bye-laws generally provide that the officers and directors of the Company and their heirs shall be indemnified and held harmless out of the assets and profits of the Company from and against all actions, costs, charges, losses, damages and expenses which they or their heirs may incur by reason of any act done or omitted in the execution of their duty in their respective offices; provided, that the Company shall not be obligated to extend such indemnity to any matter in respect of any fraud or dishonesty which may attach to any of such persons. The Bye-Laws also contain a waiver of action against the directors and officers by the shareholders which does not extend to any matter in respect of any fraud or dishonesty which may attach to any such director or officer.

The Company maintains insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits listed below in the “Exhibit Index” are part of this Registration Statement on Form S-8 and are numbered in accordance with Item 601 of Regulation S-K.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

3.1	Memorandum of Association of AmerInst Insurance Group Ltd. – incorporated by reference herein to Exhibit 3.1 of the Registrant’s Registration Statement on Form S-4 (filed 3/2/99) (No. 333-64929).

3.2	Bye-laws of AmerInst Insurance Group, Ltd. – incorporated by reference herein to Exhibit 3.2 of the Registrant’s Registration Statement on Form S-4A (filed 6/29/99) (No. 333-64929).

5.1*	Opinion of Appleby (Bermuda) Limited.

10.1	AmerInst Insurance Group, Ltd. 2016 Stock Option Plan – incorporated herein by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K (filed 6/9/16)(No. 000-28249).

10.2	Form of Stock Option Award Agreement for AmerInst Insurance Group, Ltd. 2016 Stock Option Plan – incorporated herein by reference to Exhibit 10.10 of the Registrant’s Annual Report on Form 10-K (filed 3/31/17)(No. 001-28249).

23.1*	Consent of Deloitte Ltd.

23.2	Consent of Appleby (Bermuda) Limited (contained in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Hamilton, Bermuda, on the 17th day of May, 2018.

AMERINST INSURANCE GROUP, LTD.

By:	/s/ Stuart Grayston
Stuart Grayston
President
(Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints Irvin F. Diamond, Jerome A. Harris and Jeffry I. Gillman, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effecti.ve amendments) to the registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Stuart Grayston Stuart Grayston	President and Director	May 17, 2018

/s/ Thomas R. McMahon Thomas R. McMahon	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	May 17, 2018

/s/ Irvin F. Diamond Irvin F. Diamond	Director and Chairman of the Board	May 17, 2018

/s/ Jerome A. Harris Jerome A. Harris	Director	May 17, 2018

/s/ Jeffry I. Gillman Jeffry I. Gillman	Director	May 17, 2018

/s/ David R. Klunk David R. Klunk	Director	May 17, 2018

/s/ Thomas B. Lillie Thomas B. Lillie	Director	May 17, 2018

/s/ David N. Thompson David N. Thompson	Director	May 17, 2018